Exhibit (h)(30)

CUPPS CAPITAL MANAGEMENT, LLC
300 North LaSalle Boulevard, Suite 5425
Chicago, IL 60654

November 19, 2015

Mr. Jeremy O. May
President and Chairman
ALPS Series Trust
1290 Broadway, Suite 1100
Denver, CO  80203

Re:	ALPS Series Trust (the “Trust”) – Cupps All Cap Growth Fund and Cupps Mid Cap Growth Fund (the “Funds”)

Dear Mr. May:

This letter confirms the agreement of Cupps Capital Management, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Funds.

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Cupps All Cap Growth Fund and the Cupps Mid Cap Growth Fund (excluding Distribution and Service (12b-1) Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of 1.05% and 1.05%, respectively, through January 31, 2017.  The Adviser will reduce the fee payable with respect to the Funds to the extent of such excess and/or shall reimburse the Funds (or class as applicable) by the amount of such excess.  If applicable, the waiver or reimbursement shall be allocated to each class of the Funds in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of February 1, 2016 and shall continue at least through January 31, 2017.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements.  Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

CUPPS CAPITAL MANAGEMENT, LLC

By:  /s/ Andrew S. Cupps
Name:  Andrew S. Cupps
Title:  President

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:  /s/ Jeremy O. May
Name:  Jeremy O. May
Title:  President